UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 12, 2010

UDR, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(720) 283-6120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, W. Mark Wallis, Senior Executive Vice President, informed UDR, Inc. (the "Company") of his decision to retire from the Company, effective December 31, 2010.

During his employment with the Company, Mr. Wallis helped establish what the Company believes to be an exceptionally strong management team that is well prepared to carry out the Company’s vision of providing high quality apartment homes and creating long-term shareholder value in the process. Mr. Wallis’s leadership and service have been instrumental to the Company’s growth and expansion. Throughout his employment with the Company, Mr. Wallis managed over $10 billion in real estate transactions, including $4.7 billion in acquisitions, $4.1 billion in dispositions, $998 million in capital improvements, $982 million in development and $186 million in redevelopment.

In connection with Mr. Wallis’s decision to retire, on October 7, 2010, Mr. Wallis entered into a letter agreement with the Company, pursuant to which, assuming Mr. Wallis continues to be employed by the Company until December 31, 2010: (i) 44,121 shares of restricted common stock previously granted to Mr. Willis will fully vest on December 31, 2010; (ii) options to purchase 182,073 shares of the Company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2012 (and having a value of approximately $2.1 million (based on the October 7, 2010 closing price of $21.52)), shall be forfeited, while options to purchase 182,073 shares of the Company’s common stock at an exercise price of $10.06 per share and scheduled to vest on February 12, 2011 shall continue to vest and remain outstanding for their remaining term in accordance with the terms of the incentive stock option agreement pursuant to which such options were granted; (iii) Mr. Wallis shall be eligible to receive a cash payment of $1,400,000 representing a bonus for fiscal year 2010, provided that certain financial targets are achieved and based upon our Chief Executive Officer’s evaluation of Mr. Wallis’s individual performance; (iv) Mr. Wallis shall receive a cash payment of $2,600,000 payable on December 31, 2010 in consideration for the forfeiture of stock options (described above), the forfeiture of Mr. Wallis’s long-term incentive compensation grant (having a value of approximately $5.5 million (based on the October 7, 2010 closing price of $21.52)), Mr. Wallis’s agreement to certain non-competition and non-solicitation provisions in the letter agreement and in recognition of Mr. Wallis’s past contributions to the Company; and (v) Mr. Wallis has agreed to serve as a consultant to the Company through December 31, 2011, for which he will be entitled to receive mutually-agreed upon compensation at market rates.

In connection with entering to the letter agreement, the Company anticipates recording a charge of approximately $1.6 million in the fourth quarter of 2010 (based on the October 7, 2010 closing price of $21.52).

The foregoing description of the letter agreement is qualified in its entirety by the full terms and conditions of the letter agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing Mr. Wallis’s retirement is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Forward-Looking Statements

Certain statements made in this Form 8-K may constitute "forward-looking statements." The words "expect," "intend," "believe," "anticipate," "likely," "will" and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No. - Description
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10.1 - Letter Agreement, dated October 7, 2010, between the Company and
W. Mark Wallis
99.1 - Press Release, dated October 12, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

October 12, 2010	By:	David L. Messenger

Name: David L. Messenger
Title: Senior Vice President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement, dated October 7, 2010, between the Company and W. Mark Wallis.
99.1	Press Release, dated October 12, 2010.